                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 3)*

                            LAMAR ADVERTISING COMPANY
                                (Name of Issuer)

                     CLASS A COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

                                   512815-10-1
                                 (CUSIP Number)








--------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 512815-10-1               13G                       Page 2 of 13 Pages

--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            The Reilly Family Limited Partnership
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER
       NUMBER OF
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6         SHARED VOTING POWER
        OWNED BY
          EACH                      17,450,000
       REPORTING          ------------------------------------------------------
         PERSON           7         SOLE DISPOSITIVE POWER
          WITH
                          ------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    17,450,000
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            17,450,000
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES* [ ]

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            19.8%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------

CUSIP No. 512815-10-1               13G                       Page 3 of 13 Pages

--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Kevin P. Reilly, Jr.
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER
       NUMBER OF
         SHARES                     7,500
      BENEFICIALLY        ------------------------------------------------------
        OWNED BY          6         SHARED VOTING POWER
          EACH
       REPORTING                    17,450,000(1)
         PERSON           -----------------------------------------------------
          WITH            7         SOLE DISPOSITIVE POWER

                                    7,500
--------------------------------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    17,450,000(1)
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            17,457,500
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES* [ ]

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            19.8%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------


----------

(1) Held in the Reilly Family Limited Partnership as shares of Class B Common Stock, $0.001 par value per share, which are convertible into shares of Class A Common Stock.

CUSIP No. 512815-10-1               13G                       Page 4 of 13 Pages

--------------------------------------------------------------------------------

1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Wendell S. Reilly
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER
       NUMBER OF
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6         SHARED VOTING POWER
        OWNED BY
          EACH                      17,450,000(2)
       REPORTING          ------------------------------------------------------
         PERSON           7         SOLE DISPOSITIVE POWER
          WITH
                          ------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    17,450,000(2)
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            17,450,000(2)
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES* [ ]

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            19.8%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

(2) Held in the Reilly Family Limited Partnership as shares of Class B Common Stock, $0.001 par value per share, which are convertible into shares of Class A Common Stock.

CUSIP No. 512815-10-1               13G                       Page 5 of 13 Pages

--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Sean E. Reilly
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER
       NUMBER OF
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6         SHARED VOTING POWER
        OWNED BY
          EACH                      17,450,000(3)
       REPORTING          ------------------------------------------------------
         PERSON           7         SOLE DISPOSITIVE POWER
          WITH
                          ------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    17,450,000(3)
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            17,450,000(3)
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES* [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            19.8%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

(3) Held in the Reilly Family Limited Partnership as shares of Class B Common Stock, $0.001 par value per share, which are convertible into shares of Class A Common Stock.

CUSIP No. 512815-10-1               13G                       Page 6 of 13 Pages

--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Anna R. Cullinan
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
                          5         SOLE VOTING POWER
       NUMBER OF
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6         SHARED VOTING POWER
        OWNED BY
          EACH                      17,450,000(4)
       REPORTING          ------------------------------------------------------
         PERSON           7         SOLE DISPOSITIVE POWER
          WITH
                          ------------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    17,450,000(4)
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            17,450,000(4)
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES* [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            19.8%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

(4) Held in the Reilly Family Limited Partnership as shares of Class B Common Stock, $0.001 par value per share, which are convertible into shares of Class A Common Stock.

CUSIP No. 512815-10-1               13G                       Page 7 of 13 Pages

ITEM 1(a). NAME OF ISSUER:
         Lamar Advertising Company

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         5551 Corporate Boulevard
         Baton Rouge, Louisiana 70808

ITEM 2(a). NAME OF PERSON FILING:

         The Reilly Family Limited Partnership (the "RFLP")
         Kevin P. Reilly, Jr.
         Wendell S. Reilly
         Sean E. Reilly
         Anna R. Cullinan

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

         For each Reporting Person:

         c/o The Lamar Corporation
         5551 Corporate Boulevard
         Baton Rouge, LA  70808

ITEM 2(c). CITIZENSHIP:

         The RFLP is a Delaware limited partnership. The other Reporting Persons are citizens of the United States of America.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

         Class A Common Stock, $0.001 par value per share. The shares held in the RFLP are shares of Class B Common Stock, $0.001 par value per share. The Class B Common Stock is convertible on a one-for-one basis into shares of Class A Common Stock. (Generally, Class B Common Stock is entitled to ten votes per share whereas Class A Stock is entitled to one vote per share.)

ITEM 2(e). CUSIP NUMBER:

         512815-10-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

         (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

CUSIP No. 512815-10-1               13G                       Page 8 of 13 Pages

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

         (e)    [ ] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Not applicable.

ITEM 4. OWNERSHIP (AS OF DECEMBER 31, 1999).

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                  See Box 9 on cover pages.

         (b)      Percent of class:

                  See Box 11 on cover pages.

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or direct the vote:

                           See Box 5 on cover pages.

                  (ii)     Shared power to vote or direct the vote:

CUSIP No. 512815-10-1               13G                       Page 9 of 13 Pages

                           See Box 6 on cover pages.

                  (iii) Sole power to dispose or to direct the disposition of:

                           See Box 7 on cover pages.

                  (iv) Shared power to dispose or to direct the disposition of:

                           See Box 8 on cover pages.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.

CUSIP No. 512815-10-1               13G                     Page 10 of 13 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000

                                           The Reilly Family Limited Partnership


                                           By: /s/ KEVIN P. REILLY, JR.
                                              ----------------------------------
                                           Name:    Kevin P. Reilly, Jr.
                                           Title:   Managing General Partner

                                           /s/ KEVIN P. REILLY, JR.
                                           -------------------------------------
                                           Kevin P. Reilly, Jr.

                                           /s/ WENDELL S. REILLY
                                           -------------------------------------
                                           Wendell S. Reilly

                                           /s/ SEAN E. REILLY
                                           -------------------------------------
                                           Sean E. Reilly

                                           /s/ ANNA R. CULLINAN
                                           -------------------------------------
                                           Anna R. Cullinan



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Six copies of this statement, including all exhibits, should be filed with the Commission.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

                                                             Page 11 of 13 Pages

                         EXHIBIT INDEX TO SCHEDULE 13G


EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------
   1                     Agreement as to Joint Filing of Schedule 13G.

   2                     List of all members of group.